Exhibit 99

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan	(651) 250-2809
Lisa L. Curran	(651) 250-2185

ECOLAB DELIVERS STRONG THIRD QUARTER RESULTS

Reported diluted EPS $1.19; adjusted diluted EPS +16% to $1.21

2014 full-year adjusted EPS forecast range tightened to $4.16 to $4.20, +18% to 19%

•                  Record reported diluted EPS $1.19

•                  Record adjusted EPS $1.21, +16%, excluding special gains and charges and discrete tax items, driven by solid sales growth, synergies and strong margin improvement

•                  Reported, fixed currency, and acquisition adjusted fixed currency sales +6% led by Energy, Specialty and Other growth and strong gains in Latin America and good results in North America and Asia Pacific

	Third Quarter Ended September 30
	(unaudited)
	Reported			Adjusted*
	Third Quarter		%	Third Quarter		%
(Millions, except per share)	2014	2013	change	2014	2013	change

Net Sales	$3,694.9	$3,484.0	6%	$3,694.9	$3,484.0	6%
Operating Income	571.4	476.0	20%	579.2	510.1	14%
Net Income Attributable to Ecolab	364.9	308.0	18%	368.7	318.1	16%

Diluted Net Income Per Share	$1.19	$1.00	19%	$1.21	$1.04	16%

* Operating income is adjusted for special gains and charges; net income and diluted net income per share are adjusted for special gains and charges and discrete tax items.

ST. PAUL, Minn., October 28, 2014:  Ecolab Inc. delivered strong third quarter earnings as solid sales growth, synergies and margin expansion led to a 16% adjusted earnings per share increase over last year.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s chairman and chief executive officer said, “We are pleased with our third quarter, as we delivered strong top and bottom line results despite challenging global economic conditions.  Acquisition adjusted sales growth has improved sequentially each quarter this year.  This is the result of very successful new business and innovation initiatives.  These efforts combined with synergies have put us in position to finish the year positively in spite of a very unsettled external environment.

“We are confident in our opportunities, strategies and team.  Our formula is straightforward, combining the best people and the best technologies to uniquely solve increasingly complex customer challenges around the world.  Global economies and end markets will likely remain challenging, so we will once again work to drive superior growth utilizing our value proposition to win more customers in all of our markets.  Our competitive strengths and culture of success in serving fundamental market needs drive our expectations for full-year upper-teens adjusted earnings per share growth this year, and for continued superior shareholder returns in the longer-term.”

Quarter overview

	Third Quarter Ended September 30
	(unaudited)
	Reported		%	Adjusted Fixed Currency*		%
(Millions)	2014	2013	Change	2014	2013	Change
Net Sales	$3,694.9	$3,484.0	6%	$3,662.4	$3,447.1	6%
Operating Income	571.4	476.0	20%	574.8	503.7	14%

* Operating income is adjusted for special gains and charges

Ecolab’s reported sales rose 6% to a record $3.7 billion in the third quarter of 2014.  Fixed currency sales and acquisition adjusted fixed currency sales also increased 6%.

Acquisition adjusted growth rates generally exclude the results of any acquired business for the first twelve months post acquisition and exclude the results of any divested businesses for the twelve months prior to divestiture. Champion is an exception.  Due to the rapid pace at which the business has been integrated within our Global Energy segment, including all customer selling activity, discrete financial data specific to the legacy Champion business is no longer available post acquisition. As such, to allow for the most meaningful period-over-period comparison, specific to the Champion transaction, Champion’s results for the comparable period of the prior year have been included for purposes of providing acquisition adjusted growth rates.

Third quarter 2014 reported operating income increased 20% to $571 million. Both reported third quarter 2014 and 2013 results include special gains and charges.  Excluding special gains and charges, third quarter 2014 adjusted operating income of $579 million increased 14% compared with third quarter 2013 adjusted operating income.  Excluding special gains and charges and at fixed currency rates, third quarter 2014 adjusted fixed currency operating income of $575 million also increased 14% when compared with third quarter 2013 adjusted fixed currency operating income.

Third quarter 2014 reported net income attributable to Ecolab increased to $365 million, representing $1.19 per diluted share.  Excluding special gains and charges and discrete tax items, third quarter 2014 adjusted net income attributable to Ecolab rose 16% to $369 million, and adjusted diluted earnings per share increased 16% to $1.21, when compared with third quarter 2013 adjusted diluted earnings per share of $1.04.  Currency translation had an insignificant impact on reported and adjusted diluted earnings per share in the third quarter of 2014.

Segment review

Third quarter 2014 sales for the Global Industrial segment, when measured at fixed currency rates, rose 3% to $1,251 million, led by Food & Beverage and Water.  Fixed currency operating income increased 2% to $175 million.  Regionally, our growth was strongest in Latin America. When measured at public currency rates, Global Industrial sales were $1,262 million and operating income was $176 million.

Third quarter 2014 sales for the Global Institutional segment, when measured at fixed currency rates, rose 4% to $1,126 million, led by strong Specialty sales growth.  Fixed currency operating income increased 5% to $238 million. Sales for the segment showed good growth in Latin America, Asia Pacific, and North America, which more than offset lower sales in EMEA.  When measured at public currency rates, Global Institutional sales were $1,131 million and operating income was $239 million.

Third quarter 2014 sales for the Global Energy segment, when measured at fixed currency rates, grew 14% to $1,089 million, led by the upstream business.  Fixed currency operating income increased 39% to $174 million.  When measured at public currency rates, Global Energy sales were $1,103 million and operating income was $176 million.

Other segment sales, when measured at fixed currency rates, increased 7% to $197 million in the third quarter with the Pest Elimination and Equipment Care businesses showing strong results.  Fixed currency operating income increased 15% to $33 million.  When measured at public currency rates, Other segment reported sales were $198 million and reported operating income was $33 million.

The Corporate segment includes $45 million of amortization from the Nalco merger intangible assets and includes special gains and charges.  Special gains and charges for the third quarter of 2014 were a net charge of $8 million ($6 million after-tax) and primarily consisted of restructuring charges and Champion integration costs.  Special gains and charges for the third quarter of 2013 were a net charge of $34 million ($23 million after-tax).

The reported income tax rate for the third quarter 2014 was 27.3% and compared with the reported rate of 24.9% in the third quarter 2013.  Excluding the tax rate impact of special gains and charges and discrete tax items, the adjusted income tax rate was 27.7% in the third quarter 2014 and compared with 28.4% for the same period last year.  The improved adjusted tax rate was the result of favorable geographic income mix which more than offset the expired U.S. Research & Development (R&D) tax credit.

Business Outlook

2014

Ecolab now expects its 2014 full-year adjusted earnings per share to be in the $4.16 to $4.20 range, representing an 18% to 19% increase over the prior year.  Previously, the 2014 full-year adjusted earnings per share forecast range was $4.14 to $4.20.  Please note our adjusted tax rate forecast for the full year assumes passage of the R&D tax credit in the fourth quarter.

Our detailed outlook for the full year 2014 is as follows:

Adjusted Gross Margin, excluding special gains and charges	46% - 47%
SG&A % of Sales	approx. 32%
Interest expense, net	$250 million to $260 million
Adjusted tax rate	27% - 28%
Adjusted EPS, excluding special gains and charges	$4.16 - $4.20
Diluted shares	approx. 306 million

We continue to expect special gains and charges for the full year 2014 to be approximately a $0.25 per share net charge, primarily driven by restructuring charges, integration costs and discrete tax items recorded to date.  Amounts do not reflect future discrete tax items for 2014 that are not currently quantifiable, or the impact of a potential Venezuelan devaluation charge.

2014 — Fourth Quarter

Ecolab expects fourth quarter adjusted earnings per share in the $1.18 to $1.22 range, representing a 13% to 17% increase when compared with adjusted earnings per share of $1.04 a year ago.  Please note our adjusted tax rate forecast assumes passage of the R&D tax credit in the fourth quarter.

Our detailed outlook for the fourth quarter 2014 is as follows:

Adjusted Gross Margin, excluding special gains and charges	46% - 47%
SG&A % of Sales	31% - 32%
Interest expense, net	$60 million to $65 million
Adjusted tax rate	approx. 26%
Adjusted EPS, excluding special gains and charges	$1.18 - $1.22
Diluted shares	approx. 306 million

We expect fourth quarter 2014 special gains and charges, including restructuring charges and integration costs, to be a net charge of approximately $0.10 per share.  Amounts do not reflect future discrete tax items for 2014 that are not currently quantifiable, or the impact of a potential Venezuelan devaluation charge.

Reported fourth quarter 2013 diluted earnings per share of $0.93 included special gains and charges and discrete tax items.  Excluding these items, fourth quarter 2013 adjusted diluted earnings per share were $1.04.

About Ecolab

A trusted partner at more than one million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With 2013 sales of $13 billion and 45,000 associates, Ecolab delivers comprehensive solutions and on-site service to promote safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com.

Ecolab will host a live webcast to review the third quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time.  The webcast, along with related presentation slides, will be available to the public on Ecolab’s website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site. Listening to the webcast requires Internet access and a compatible streaming media player.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our financial and business performance and prospects, including forecasted 2014 fourth quarter and full-year business results, including sales growth, adjusted gross margin, SG&A ratios to sales, interest expense, adjusted effective tax rate, adjusted earnings per share and diluted shares outstanding; special gains and charges, including restructuring charges and integration costs; and passage of the U.S. R&D Tax Credit during fourth quarter 2014.  These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the ultimate results of any restructuring, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness. In addition, as it relates to the Nalco and Champion transactions, these risks and uncertainties include problems that may arise in successfully integrating the businesses of the company and Nalco Champion, which may result in the combined business not operating as effectively and efficiently as expected.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K and our other public filings with the Securities and Exchange Commission (“SEC”) and include the vitality of the markets we serve; the impact of economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk, including a potential currency devaluation in Venezuela; our ability to integrate the Nalco and Champion transactions and to realize the anticipated benefits of these transactions; our ability to attract and retain high caliber management talent to lead our business; our ability to execute key business initiatives; potential information technology infrastructure failures; exposure to global economic, political and legal risks related to our international operations, including with respect to our operations in Russia; the costs and effects of complying with laws and regulations, including those  relating to the environment and to the manufacture, storage, distribution, sale and use of our products; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; our ability to compete with respect to value, innovation and customer support; difficulty in procuring raw materials or fluctuations in raw material costs; our substantial indebtedness; our ability to acquire complementary businesses and to effectively integrate such businesses; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential loss of deferred tax assets; potential chemical spill or release; potential class action lawsuits; uncertainty of customer performance, including with respect to our joint venture operations in Kazakhstan; the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (GAAP). These non-GAAP financial measures include fixed currency sales, acquisition adjusted fixed currency sales, adjusted gross margins, fixed currency operating income, adjusted operating income, adjusted fixed currency operating income, adjusted tax rate, adjusted net income and adjusted diluted earnings per share.

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

We include in special gains and charges items that are unusual in nature, and significant in amount. In order to better allow investors to compare underlying business performance period-to-period, we provide adjusted gross margin, adjusted operating income, adjusted net income attributable to Ecolab and adjusted diluted earnings per share, which excludes special gains and charges and discrete tax items.

The adjusted effective tax rate measure promotes period-to-period comparability of the underlying effective tax rate because the amounts excluded do not necessarily reflect costs associated with historical trends or expected future results.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange. Fixed currency sales, acquisition adjusted fixed currency sales, fixed currency operating income and adjusted fixed currency operating income measures eliminate the impact of exchange rate fluctuations on our international sales, acquisition adjusted sales, operating income and adjusted operating income, respectively, and promote a better understanding of our sales and operating income trends from underlying business performance. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2014.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. A reconciliation of reported diluted earnings per share to adjusted diluted earnings per share is provided in the table “Supplemental Diluted Earnings per Share Information” included in this news release.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

THIRD QUARTER & NINE MONTHS ENDED SEPTEMBER 30

(unaudited)

	Third Quarter Ended			Nine Months Ended
	September 30%			September 30%
(millions, except per share)	2014	2013	Change	2014	2013	Change

Net sales	$3,694.9	$3,484.0	6%	$10,599.7	$9,693.9	9%

Cost of sales (1)	1,970.6	1,866.1	6%	5,699.2	5,216.0	9%
Selling, general and administrative expenses	1,145.9	1,114.1	3%	3,435.5	3,236.8	6%
Special (gains) and charges (1)	7.0	27.8		30.5	151.1
Operating income	571.4	476.0	20%	1,434.5	1,090.0	32%
Interest expense, net (1)	63.3	67.0	-6%	194.6	194.7	0%
Income before income taxes	508.1	409.0	24%	1,239.9	895.3	38%
Provision for income taxes	138.7	101.8	36%	361.0	211.3	71%
Net income including noncontrolling interest	369.4	307.2	20%	878.9	684.0	28%
Less: Net income (loss) attributable to noncontrolling interest (1)	4.5	(0.8)		11.6	3.3
Net income attributable to Ecolab	$364.9	$308.0	18%	$867.3	$680.7	27%

Earnings attributable to Ecolab per common share
Basic	$1.22	$1.02	20%	$2.89	$2.27	27%
Diluted	$1.19	$1.00	19%	$2.83	$2.23	27%

Weighted-average common shares outstanding
Basic	300.0	301.2	0%	300.1	299.4	0%
Diluted	305.7	307.2	0%	306.0	305.3	0%

(1) Special (gains) and charges in the Consolidated Statement of Income above include the following:

(millions)	2014	2013		2014	2013

Cost of sales
Restructuring	$0.4	$1.9		$7.5	$5.5
Recognition of inventory fair value step-up	0.4	4.4		0.4	18.0
Subtotal	0.8	6.3		7.9	23.5

Special (gains) and charges
Restructuring charges	6.3	11.9		34.9	75.4
Champion acquisition and integration costs	4.1	10.7		15.8	42.5
Nalco merger and integration costs	2.0	5.3		4.8	13.5
Venezuela currency devaluation	—	(0.1)		—	23.3
Litigation activity, settlements and other gains	(5.4)	—		(25.0)	(3.6)
Subtotal	7.0	27.8		30.5	151.1

Operating income subtotal	7.8	34.1		38.4	174.6

Interest expense, net Acquisition debt costs	—	—		—	2.5

Net income attributable to noncontrolling interest
Venezuela currency devaluation	—	—		—	(0.5)

Total	$7.8	$34.1		$38.4	$176.6

Note:

Effective in the first quarter of 2014, certain employee-related costs from our recently acquired businesses that were historically presented within cost of sales were revised and reclassified to SG&A. These immaterial revisions were made to conform with management’s view of the respective costs within the global organizational model. Results for 2013 have been revised to conform to the current year presentation. The reclassification had no impact on net earnings, financial position or cash flows.

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

THIRD QUARTER & NINE MONTHS ENDED SEPTEMBER 30

(unaudited)

	Third Quarter Ended			Nine Months Ended
	September 30			September 30
(millions)	2014	2013	% Change	2014	2013	% Change

Net Sales
Global Industrial	$1,251.1	$1,219.5	3%	$3,602.7	$3,504.1	3%
Global Institutional	1,125.5	1,086.9	4%	3,195.8	3,092.2	3%
Global Energy	1,089.2	957.2	14%	3,145.0	2,400.3	31%
Other	196.6	183.5	7%	560.2	528.2	6%
Subtotal at fixed currency rates	3,662.4	3,447.1	6%	10,503.7	9,524.8	10%
Currency impact	32.5	36.9		96.0	169.1
Consolidated	$3,694.9	$3,484.0	6%	$10,599.7	$9,693.9	9%

Operating Income
Global Industrial	$175.2	$171.9	2%	$456.7	$433.0	5%
Global Institutional	237.5	225.8	5%	593.0	565.8	5%
Global Energy	174.1	125.1	39%	462.5	306.2	51%
Other	33.0	28.6	15%	84.6	78.0	8%
Corporate	(52.8)	(81.8)		(173.6)	(320.0)
Subtotal at fixed currency rates	567.0	469.6	21%	1,423.2	1,063.0	34%
Currency impact	4.4	6.4		11.3	27.0
Consolidated	$571.4	$476.0	20%	$1,434.5	$1,090.0	32%

Note:

Effective in the first quarter of 2014, Ecolab made immaterial changes to its reportable segments, including the movement of certain customers between reportable segments and updates to the internal allocations of certain supply chain and SG&A expenses related to our centralized functions. Results for 2013 have been revised to conform to the current year presentation and are reflected in the above table for both 2013 and 2014 results.

The Corporate segment includes amortization from the Nalco merger intangible assets and in 2013 certain integration costs for both the Nalco and Champion transactions. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

We evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. The difference between the fixed currency exchange rates and the actual currency exchange rates is reported as “currency impact” in the above tables.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	September 30	December 31	September 30
(millions)	2014	2013	2013

Assets
Current assets
Cash and cash equivalents	$197.8	$339.2	$394.4
Accounts receivable, net	2,694.4	2,568.0	2,488.9
Inventories	1,464.4	1,321.9	1,378.1
Deferred income taxes	166.1	163.0	196.6
Other current assets	349.1	306.3	338.0
Total current assets	4,871.8	4,698.4	4,796.0

Property, plant and equipment, net	2,978.5	2,882.0	2,786.1
Goodwill	6,849.1	6,862.9	6,812.8
Other intangible assets, net	4,583.1	4,785.3	4,851.1
Other assets	403.3	407.9	367.6

Total assets	$19,685.8	$19,636.5	$19,613.6

Liabilities and Equity
Current liabilities
Short-term debt	$1,922.8	$861.0	$713.2
Accounts payable	1,047.3	1,021.9	926.6
Compensation and benefits	547.1	571.1	506.3
Income taxes	81.9	80.9	68.6
Other current liabilities	855.9	953.8	985.9
Total current liabilities	4,455.0	3,488.7	3,200.6

Long-term debt	4,874.0	6,043.5	6,537.3
Postretirement health care and pension benefits	785.0	795.6	1,242.4
Other liabilities	1,805.5	1,899.3	1,787.4
Total liabilities	11,919.5	12,227.1	12,767.7

Equity
Common stock	347.2	345.1	344.6
Additional paid-in capital	4,832.6	4,692.0	4,647.2
Retained earnings	5,318.7	4,699.0	4,494.7
Accumulated other comprehensive loss	(377.3)	(305.2)	(700.4)
Treasury stock	(2,423.3)	(2,086.6)	(2,009.7)
Total Ecolab shareholders’ equity	7,697.9	7,344.3	6,776.4
Noncontrolling interest	68.4	65.1	69.5
Total equity	7,766.3	7,409.4	6,845.9

Total liabilities and equity	$19,685.8	$19,636.5	$19,613.6

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2013	2013	2013	2013	2013	2013	2013
Diluted earnings per share, as reported (U.S. GAAP)	$0.53	$0.69	$1.23	$1.00	$2.23	$0.93	$3.16

Adjustments:
Special (gains) and charges (1)	0.12	0.21	0.33	0.07	0.40	0.11	0.51
Tax expense (benefits) (2)	(0.05)	(0.04)	(0.09)	(0.04)	(0.13)	(0.01)	(0.14)

Adjusted diluted earnings per share (Non-GAAP)	$0.60	$0.86	$1.47	$1.04	$2.50	$1.04	$3.54

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2014	2014	2014	2014	2014	2014	2014
Diluted earnings per share, as reported (U.S. GAAP)	$0.62	$1.02	$1.64	$1.19	$2.83

Adjustments:
Special (gains) and charges (3)	0.09	(0.02)	0.07	0.02	0.09
Tax expense (benefits) (4)	0.03	0.03	0.06	(0.01)	0.05

Adjusted diluted earnings per share (Non-GAAP)	$0.74	$1.03	$1.77	$1.21	$2.98

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2013 include restructuring charges of $14.1 million, $33.7 million, $8.9 million and $10.2 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2013 also include $7.1 million, $17.1 million, $6.7 million and $4.6 million of costs, net of tax, in the first, second, third and fourth quarters of 2013, respectively, related to Champion acquisition and integration costs. Special (gains) and charges for 2013 also include $10.5 million, $3.5 million and $11.9 million, net of tax, in the second, third and fourth quarters, respectively, for the recognition of Champion inventory fair value step-up. Special (gains) and charges for 2013 also include $2.7 million, $3.0 million, $3.5 million and $5.0 million of costs, net of tax, in the first, second, third and fourth quarters of 2013, respectively, related to Nalco integration costs. Special (gains) and charges for the first and fourth quarters of 2013 also include $15.0 million and $1.2 million, net of tax, for the devaluation of Venezuelan currency. Special (gains) and charges for the first quarter of 2013 also includes a net gain of $2.5 million, net of tax, related to other items.

(2) The first quarter 2013 discrete tax net benefit of $15.5 million is driven primarily by net benefits related to the remeasurement of certain deferred tax assets and liabilities and the retroactive extension during first quarter 2013 of the U.S. R&D 2012 credit. The second quarter 2013 discrete tax net benefit of $12.1 million is driven primarily by the release of a valuation allowance related to the realizability of foreign deferred tax assets, law changes within a foreign jurisdiction and recognition of settlements related to our 2009 through 2010 U.S. income tax returns, offset partially by foreign audit adjustments. The third quarter 2013 discrete tax net benefit of $12.5 million primarily includes recognizing adjustments from filing our 2012 U.S. federal tax return and the recognition of settlements related to prior year income tax audits, partially offset by the remeasurement of certain deferred tax assets. The fourth quarter 2013 discrete tax net benefit of $1.6 million relates primarily to U.S. and foreign audit settlements and adjustments and net benefits from filing our 2012 U.S. state tax returns, partially offset by net adjustments to deferred tax assets and liabilities.

(3) Special (gains) and charges for 2014 include restructuring charges of $22.8 million, $6.1 million and $4.1 million, net of tax, in the first, second and third quarters, respectively. Special (gains) and charges 2014 also include $4.1 million, $3.4 million and $2.7 million of costs, net of tax, in the first, second and third quarters, respectively, related to Champion integration costs. Special (gains) and charges for 2014 also include $0.9 million, $1.1 million and $2.0 million of costs, net of tax, in the first, second and third quarters, respectively, related to Nalco integration costs. Special (gains) and charges for 2014 also include a gain of $0.5 million, net of tax, in the first quarter related to other items, a gain of $15.9 million, net of tax, in the second quarter related to a favorable licensing settlement and other settlement gains and a gain of $3.1 million, net of tax, in the third quarter related to the consolidation of a subsidiary and removal of the corresponding equity method investment.

(4) The first quarter 2014 discrete tax net expense of $9.9 million is driven primarily by the rate differential on certain prior year shared costs, the remeasurement of certain deferred tax assets and liabilities resulting from a change in the state tax rate for certain entities following the merger of Champion operations and the change of a valuation allowance related to the realizability of foreign deferred tax assets, which collectively more than offset benefits from a foreign country audit settlement. The second quarter 2014 discrete tax net expense of $8.3 million is driven primarily by an update to non-current tax liabilities for global tax audits and an adjustment related to the re-characterization of intercompany payments between our U.S. and foreign affiliates which more than offset the change of valuation allowances based on the realizability of foreign deferred tax assets. The third quarter 2014 discrete tax net benefit of $1.9 million is driven primarily by recognizing adjustments from filing our 2013 federal tax return, offset partially by the net impact of foreign audits settlements and adjustments.